Westvaco

                          REMINDER




                            February 1, l996




   Dear Fellow Shareholders:

   Our February 27, 1996 Annual Meeting of Shareholders is rapidly approaching, and to date we have not received your proxy.

   We ask for your support in voting FOR Proposal l, the election of directors; FOR Proposal 2, the appointment of independent accountants; and FOR Proposal 3, the approval of the Annual Incentive Compensation Plan.

   You are once again cordially invited to attend the annual meeting of our company which will be held in the Stuyvesant Room of the Marriott East Side Hotel, Lexington Avenue at 49th Street, New York, New York, at 10:00 a.m. on February 27, 1996. Whether or not you attend, however, please return your proxy at this time. Your interest in your company as demonstrated by the representation of your shares at our annual meeting is a great source of strength for your company.

   Sincerely,


/s/David L. Luke, 3rd    /s/John A. Luke, Jr.
   David L. Luke, 3rd       John A. Luke, Jr.
   Chairman of the Board    President and Chief Executive Officer


   Westvaco Building
   299 Park Avenue
   New York, NY  10171
   Telephone 212 688 5000